Exhibit 99.1
Contacts:
Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292
Tony Russo, Ph. D., Russo Partners, (212) 845-4251

FOR IMMEDIATE RELEASE:

Endocyte Reports Second Quarter 2011 Financial Results and Operations Update

•	EU Marketing Authorization Application Filing for EC145 and EC20 in Platinum-Resistant Ovarian Cancer Expected in the First Quarter of 2012

•	Phase 2 Trial of EC145 in Non-Small Cell Lung Cancer Expected to Initiate in the First Quarter of 2012

West Lafayette, Ind., Aug. 11, 2011 – Endocyte, Inc. (NASDAQ: ECYT), a biopharmaceutical company developing targeted small molecule drug conjugates and companion imaging diagnostics for personalized therapy, today announced financial results for the second quarter ending June 30, 2011, and provided an operational update.

“We are currently preparing marketing authorization applications for the use of EC145 and EC20 in the treatment of patients with folate-receptor positive platinum-resistant ovarian cancer in the European Union (EU) and expect to file those applications in the first quarter of 2012,” said Ron Ellis, Endocyte’s president and chief executive officer. “Other recent milestones include the presentation at ASCO of positive Phase 2 PRECEDENT trial data and the initiation of the Phase 3 PROCEED trial, investigating EC145 and its companion diagnostic EC20 in platinum-resistant ovarian cancer. Additionally, we are moving forward with a Phase 2 trial of EC145 in non-small cell lung cancer in the first quarter of 2012. We have also strengthened our balance sheet with the completion of a public offering, which will support the further development of our small molecule drug conjugate platform.”

Second Quarter Financial Results

Endocyte reported a net loss for the second quarter of 2011 of $10.5 million, or $0.35 per basic and diluted share, compared to $5.4 million, or $5.93 per basic and diluted share, for the same period in 2010. Weighted average common shares outstanding increased from 914,580 in the second quarter of 2010 to 29,693,004 in the second quarter of 2011 as a result of the conversion of preferred stock and the completion of the initial public offering in February 2011.

Research and development expenses for the second quarter of 2011 were $7.7 million, compared to $3.7 million for the same period in 2010. The increase was driven by clinical and manufacturing costs relating to the initiation of the Phase 3 PROCEED trial.

General and administrative expenses for the second quarter of 2011 were $2.3 million, compared to $1.5 million for the same period in 2010. The increase in expenses was the result of an increase in professional fees associated with being a public company and an increase in compensation expenses.

Interest expense increased from $0.2 million in the second quarter of 2010 to $0.5 million in the second quarter of 2011 as a result of higher average debt outstanding for the second quarter of 2011. The average debt balances were $6.8 and $14.3 million for the quarters ending June 30, 2010, and 2011, respectively.

Cash, cash equivalents and short-term investments decreased from $94.4 million at March 31, 2011, to $83.9 million at June 30, 2011. The June 30, 2011 balance does not include $66.8 million in net proceeds from the public equity offering which closed on August 2, 2011.

Recent Corporate Highlights:

•	Initiated patient enrollment in Phase 3 PROCEED trial of EC145 and EC20: In May 2011, Endocyte began enrolling patients in the Phase 3 PROCEED registration trial of EC145 for the treatment of women with platinum-resistant ovarian cancer. PROCEED is a double-blinded trial designed to measure progression-free survival based on radiological progression and will be powered for an overall survival analysis with planned enrollment of more than 500 patients. Patients will be imaged with the companion imaging diagnostic, EC20, prior to treatment in order to identify patients whose cancer lesions over-express the folate receptor, the target of EC145. Patients who are EC20 negative will be excluded from the primary endpoint of the trial. The trial is designed for potential submission to the U.S Food and Drug Administration for approval of EC145 and EC20 supported by results of Endocyte’s randomized Phase 2 PRECEDENT trial.

•	Completed public equity offering with net proceeds of $66.8 million: On August 2, 2011, Endocyte closed an underwritten public offering in which it sold 5,839,810 shares of its common stock at $12.26 per share. Endocyte expects to use the proceeds of the offering to support the EU marketing application process and early commercial preparations, the initiation of a clinical study of EC145 and EC20 in non-small cell lung cancer (NSCLC), the development of earlier stage small molecule drug conjugates, and for general corporate purposes.

Upcoming Milestones:

•	Expect to file EU marketing authorization application (MAA) in the first quarter of 2012: Based on ongoing interactions with EU regulators, the company expects to file in the first quarter of 2012 its MAAs for EC145 and EC20 for the treatment of patients with folate receptor positive platinum-resistant ovarian cancer. The filings will be based on the results of the randomized Phase 2 PRECEDENT trial and supported by a Phase 2 single agent EC145 clinical trial. In additional to data already available from the phase 2 trials, Endocyte plans to include additional analyses of the Phase 2 PRECEDENT trial, which are currently ongoing. These include a validation of the EC20 scan to select patients, a blinded assessment of the CT scans on the basis of which progression-free survival data was measured, and final overall survival analysis.

•	Plans to initiate trial of EC145 and EC20 in NSCLC in the first quarter of 2012: Based on results of the Company’s single-arm, single agent Phase 2 clinical trial of EC145 as second line treatment for NSCLC, Endocyte plans to initiate a randomized Phase 2 trial in the first quarter of 2012. The trial is currently designed to enroll up to 200 patients with adenocarcinoma of the lung who have failed one prior line of therapy. Patients will be selected based on EC20 scan results and only folate receptor positive patients will be included. The trial design is intended to evaluate the safety and efficacy of EC145 as second line treatment in NSCLC as a single agent and in combination with docetaxel, an FDA approved and commonly used second line chemotherapy. The study will have three arms: docetaxel alone; EC145 alone; and EC145 plus docetaxel. The EC145 dosing schedule will be consistent with the PRECEDENT trial. The primary outcome measure will be progression-free survival with secondary measures of overall survival, tumor response and duration of response. Final progression-free survival data are expected to be available by the third quarter of 2013.

Conference Call

Endocyte management will host a conference call today at 4:30pm EDT.

U.S. and Canadian participants International	(877) 845-0711 (760) 298-5081

A live, listen only webcast of the conference call may also be accessed by visiting the Investor Relations section of the Endocyte website, www.endocyte.com.

A replay of the call will be available beginning at 6:30 PM EDT on August 11, 2011, until Midnight EDT on August 18, 2011. To access the replay, please dial (855) 859-2056 (US/Canada) or (404) 537-3406 (International) and reference the conference ID 89352427. Additionally, the webcast will be recorded and available on the Company’s website for two weeks following the call.

About Endocyte

Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and inflammatory diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently, and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for seeking regulatory approval and commercial launch of its products, including any conditional marketing authorization from the EMA, initiation of future clinical trials, data availability from ongoing and future clinical trials, and the company’s expectations for its 2011 financial outlook. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trial (whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates, the goals of its development activities, estimates of the potential markets for its product candidates, estimates of the capacity of manufacturing and other facilities required to support its product candidates, projected cash needs, and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.
Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2011	2010	2011
Revenue:
License fees	$—	$—	$—	$—

Total Revenue	—	—	—	—
Costs and expenses:
Research and development	3,701	7,721	7,600	12,160
General and administrative	1,546	2,341	3,022	4,415

Total costs and expenses	5,247	10,062	10,622	16,575

Loss from operations	(5,247)	(10,062)	(10,622)	(16,575)
Interest income	1	37	4	56
Interest expense	(202)	(490)	(451)	(1,188)
Other income, net	26	(4)	38	(1)

Net loss	$(5,422)	$(10,519)	$(11,031)	$(17,708)

Net loss per share – basic and diluted	$(5.93)	$(0.35)	$(6.33)	$(0.76)

Weighted average number of common shares used in net loss per share – basic and diluted	914,580	29,693,004	1,743,522	23,335,731

Endocyte, Inc.
Balance Sheets
(in thousands, except per share amount)

	As of	As of
	December 31,	June 30,
	2010	2011
		(unaudited)
Assets
Cash, cash equivalents and short-term investments	$16,873	$83,894
Other assets	4,341	3,028

Total assets	$21,214	$86,922

Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities	$7,673	$10,601
Other liability	638	638
Long-term debt, net of current portion	10,486	7,922
Subordinated notes	9,529	—
Convertible preferred stock, no par value	89,799	—
Total stockholders’ equity (deficit)	(96,911)	67,761

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$21,214	$86,922